Exhibit 23.2

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Ariba, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-142810, 333-117437, 333-107864, 333-84916, 333-73458, 333-61064, 333-46820, 333-33544, 333-95665, 333-89119 and 333-81773) of Ariba, Inc. of our report dated December 6, 2005 with respect to the consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows of Ariba, Inc. and subsidiaries for the year ended September 30, 2005, which report appears in the September 30, 2007 annual report on Form 10-K of Ariba, Inc.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

November 13, 2007